Exhibit 16
[LETTERHEAD]

July 16, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Dear Ladies and Gentlemen:
We are the former independent registered public accounting firm for Saddlebrook Resorts, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K/A dated July 16, 2008 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.
Sincerely,

/s/ Aidman, Piser & Company, P.A.
/aj